As filed with the Securities and Exchange Commission on July 9, 2020	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sigma Labs, Inc.

(Exact name of registrant as specified in its charter)

Nevada	27-1865814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(505) 438-2576

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark K. Ruport

Chief Executive Officer

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(505) 438-2576

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Darren T. Freedman

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value per share	515,465	$2.70	$1,391,755	$180.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered on this registration statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered on this registration statement as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sale prices of the common stock as reported on The NASDAQ Capital Market on July 8, 2020.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated July 9, 2020

SIGMA LABS, INC.

Prospectus

515,465 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the offer and sale from time to time of up to 515,465 shares of our common stock issuable upon the exercise of currently outstanding common stock purchase warrants (the “Placement Warrants”). The Placement Warrants were acquired by investors in an April 2020 private placement described herein. The investors are referred to in this prospectus as the “selling stockholders.”

For a list of the selling stockholders, please see “Selling Stockholders.” The selling stockholders may sell these shares from time to time in the principal market on which our common stock is traded at the prevailing market price, in negotiated transactions, or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the securities for sale. The selling stockholders may sell some, all or none of the securities offered by this prospectus. The selling stockholders may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, of the shares of common stock that they are offering. We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling stockholders that are covered by this prospectus. However, we will receive payment of the exercise price upon any exercise of the Placement Warrants to the extent exercised on a cash basis, and any such proceeds we receive will be used for general corporate purposes and for working capital.

Our common stock is traded on The NASDAQ Capital Market under the symbol “SGLB.” On July 8, 2020, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $2.71.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 8 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated           , 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the selling stockholders with the Securities and Exchange Commission, or the SEC, to permit the selling stockholders to sell the shares described in this prospectus in one or more transactions. The selling stockholders and the plan of distribution of the shares being offered by them are described in this prospectus under the headings “Selling Stockholders” and “Plan of Distribution.”

As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We and the selling stockholders have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares of common stock offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such common stock is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date of this prospectus or, in the case of the documents incorporated by reference, the date of such documents, regardless of the date of delivery of this prospectus or any sale of the common stock offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, the terms “Sigma,” “we,” “us,” “our” and the “Company” refer to Sigma Labs, Inc., a Nevada corporation.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our securities. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”) incorporated herein by reference, the risks related to our securities discussed under the “Risk Factors” section of the Form 10-K, and our financial statements and the accompanying notes to the financial statements incorporated herein by reference.

Our Company

Summary

Sigma is a 10-year-old software company that was founded by scientist-engineers composed of physicists and metallurgists then working at Los Alamos National Labs for the entrepreneurial purpose of developing sophisticated metallurgical products. The public company that in 2010 completed a share exchange transaction with the shareholders of a company that became Sigma Labs in 2010 was incorporated as Messidor Limited in Nevada on December 23, 1985 and changed its name to Framewaves Inc. in 2001. On September 27, 2010, the name was changed from Framewaves Inc. to Sigma Labs, Inc. Thenceforth, the Company developed both a dental implant technology and a munitions technology before narrowing its focus exclusively in 2016 to solving the complex and challenging problem of how to best assure the high quality of metal parts manufactured in laser powder bed additive manufacturing (AM) machines. Sigma and many others, then and now, believed that until this problem was solved, 3D manufacturing of metal parts was not sufficiently scalable to grow past prototyping and mature into a major industry enjoying high quality yields and cost-efficient production runs. The solution that Sigma developed to solve this problem is In-Process-Quality-Assurance (“IPQA”) software known as PrintRite3D®.

From 2016 through 2020 the Company and its technology co-evolved in transformation that saw the Company step up from being a small research and development operation to reinvent itself as a technology commercialization company in 2017 deploying its alpha technology concept with Aerojet Rocketdyne, Pratt and Whitney, Siemens, Woodward, and other companies to work as a sometimes virtual integrated team with these customers’ R&D personnel and thus to acquire directly from major companies in the market the definition of the specifications of what Sigma’s product would have to be in order to meet commercial industrial standards. Defining these standards included defining the specific product quality data information and analytics requirements of large production manufacturers as well as determining the user-friendly form the product must have. In February 2017, Sigma completed a financing and a simultaneous up list on to the NASDAQ Capital Market, the two actions intended to enable the Company to accelerate product development and commercialization while also having ongoing access to capital. By mid-2018, Sigma had doubled its software development team and in the course of the year developed and integrated its PrintRite3D® Thermal Energy Density™ (TED) and Thermal Energy Planck (TEP) algorithm analytical packages into a hardened commercial industrial product presented at Formnext in November 2018. In 2019, the Company launched its Rapid Test and Evaluation Program (RTE) in order to deploy its new product in a test and evaluation process explicitly designed: (1) to define the test outcome requirements of both end-users and Original Equipment Manufacturers (OEM) required to meet their respective needs in a production setting; and, (2) to be a pathway that Sigma believed would lead to sales of equipment to end-users or of licenses to OEMs subject to the tests and evaluations meeting the upfront stated requirement of the companies with whom tests would be run. In the second Quarter of 2019, Sigma released version 5.0 of PrintRite3D® with a user-friendly interface tool that enables process engineers to drill down into the data and machine operators to better understand and control the process.

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By year-end of 2019, the RTE results were consistently favorable and we experienced no product failures, however the time required to complete an RTE was longer than expected due to operational issues within the test sites that were beyond our control. Baker Hughes, for whom on-site testing began in April 2019, had ordered a Phase 2 as the final phase ahead of a potentially broader global rollout of the technology to their additive manufacturing machine base. The major service provider, with whom our on-site testing began in March 2019, had also begun its second RTE to start on a different OEM brand from the first RTE tests. Another major OEM whose purchase order for an RTE we announced in August 2019 had only its own brand upon which to test and agreed to complete two simultaneous test units on different models and was thus on a fast track. Airbus was developing on schedule and expected to require a Phase 2 if and after the current RTE met their needs. Materialise, a diverse AM company and an OEM for AM control systems and software, had been Sigma’s first RTE program participant and with whom the Company announced in June 2019 that Sigma had entered into a non-binding Memorandum of Understanding to integrate PrintRite3D® with Materialise’s new MPC AM equipment control system. As stated in the “Recent Events” of this document, on March 5, 2020 the Company announced that Sigma and Materialise have now entered a Joint Sales Agreement to commercialize the integrated product.

As defined and disclosed in 2019, Sigma’s mission and challenge in 2020 and beyond is to convert the testing it conducted in 2019 into purchase orders and OEM licenses going forward. Of course, there is no assurance that this mission will be accomplished, even as the goal and strategy are what would be the logical outcomes of successful product demonstrations. In order to further strengthen itself to deliver on its mission to convert successful test and evaluation outcomes into end-user sales and OEM licenses, the Company recruited and hired Mark K. Ruport as of December 3, 2019 to help lead the company forward as Executive Chair. As reported in December, Mr. Ruport is a skilled sales and marketing chief executive who has built three substantial software enterprises.

Currently, Sigma is focusing on four markets: (i) end-user for deployment of PrintRite3D® in serial production; (2) OEMs for purchases of licenses and generating fees and royalties thereafter; (3) additive manufacturing software venders for alliances and licenses for co-sales; and (4) research foundations, standards organizations and universities, all in service of Sigma’s potential for setting the industry standard of measurement by providing data and analytics as a metrics-based quality standard of metal quality for all 3D laser powderbed manufactured parts, notwithstanding the design, metal, or brand of equipment upon which parts are manufactured.

Additive Metal Manufacturing and the role and need for Sigma’s technology:

3D laser powderbed manufacturing of metal parts is a technology that uses lasers to sculpt parts by welding powdered metals into 3-dimensional (3D) objects and, to date, the quality of these parts can vary from part to part in a single production run, as well as from machine to machine in a production line. Traditional quality assurance methods relying on statistically based post-process inspection methods so well proven by “Subtractive Manufacturing” cannot be used effectively to improve and assure quality of parts manufactured using 3D metal printers. The aforementioned traditional quality assurance methods are based on a manufacturing process that is the opposite of 3D Additive Manufacturing; Subtractive Manufacturing begins with quality-assured already formed pieces of metal as a raw material (not powdered metal as is used as raw material in 3D) and machines it with equipment such as lathes, milling machines, and CNC machines to subtract metal and thus form finished metal parts, or by casting molten metal into molded parts usually to then be further machined. Since the metal used in Subtractive Manufacturing is already of proven quality, the quality of the metal for all parts in a production run is known to be uniform, subject to post process inspection of a statistically determined valid sample size focused primarily on metrology to determine dimensional accuracy rather than metallurgy to determine metal quality.

The challenge presented of 3D Additive Manufacturing quality assurance is illustrated by the fact that if a 3D metal manufacturing machine fabricates 10 parts, and quality inspectors then rigorously inspect three of them, the inspectors will have learned about the quality of only the three parts they destroyed or CT-scanned and nothing that is sufficient to confirm or reject the quality of the remaining seven. Quality assurance of 3D Additive metal parts requires high quality sensitive manufacturers to institute procedures to inspect 100% of the parts being made. Sigma believes that the best, indeed, to Sigma’s knowledge, the only known way to attain high yields for both manufacturing quality and cost efficiency is an In-Process-Quality-Assurance (IPQA®) approach that examines each part in real time as it is being manufactured, determines in real time whether it meets quality specifications and permits machine operators to act on the information if a part is beginning to deviate from its design specifications.

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As evidenced in the marketplace in 2016 and after the pent-up demand of GE, Airbus and others to press forward into advanced 3D metal manufacturing, production took place with the assumption that highly reliable in-process quality assurance capability would likely emerge either from their own internal efforts or be attained through licensing, or acquisition. In the meantime, CT scans and other costly post-process inspection became an accepted cost as initially sustainable in the startup phases of production. However, until companies that utilize 3D production facilities like GE Aviation are able to effectively verify that each part conforms to design specifications of attributes of shape, density, strength and consistency in real-time during the manufacturing process, we believe that such companies will be at risk of letting some substandard parts through and, also, be unable to improve the workflow to high quality cost-optimum yields of 3D printed metal parts. No matter how much acuity and at what cost a suite of post process inspection tools might provide 3D manufactured metal parts, it currently can only assure quality yield by rejecting fully formed parts, and, over time, applying comprehensive ‘reverse engineering’ forensic analyses of each rejected part to identify repeating quality flaws attributable to constants such as location, design, or scan strategy. Once the locations of these repeating flaws are identified, process engineers can act to make the AM equipment deliver better quality by adjusting the computer-based manufacturing instructions of AM equipment to offset the repeating flaws discovered by that deep analyses of individual rejected parts in many manufacturing runs. This prolonged post-process methodology is very costly due to the loss of material and rejected parts as well as post-process analysis labor cost and inspection cost such as CT scanning. Additionally, there still lingers the question of whether or not the post-process inspections were sufficiently granular to assure that flawed parts were not accepted and shipped.

We believe that our product, PrintRite3D® version 5.2, which is ‘agnostic’ and can be installed on all major brands of 3D metal laser powderbed printers, solves these problems by determining if each part is being made to the metallurgical quality specifications of the product design as each part is being made. Our software enables 3D prototyping to evolve forward into serial or production 3D manufacturing by providing a software suite with algorithm-based tools that address and overcome quality issues that are specific to 3D Metal Additive Manufacturing and that are not solved using the post-production quality methods developed for subtractive manufacturing along with and newly dependent upon CT scanning. The PrintRite3D® suite has the potential to substantially lower operating costs and can attain higher yields by inspecting parts as they are made and providing machines and their operators actionable information that includes the options of stopping manufacture of given part(s) while operations continue to complete parts that are in specification, thus saving time and money while raising yields.

PrintRite3D® also gives operators information from run-to-run that enables them to ‘learn up’ quality for a given machine by using PrintRite3D® data about machine behaviors that can then be offset by making adjustments to power settings directed at a given sector. PrintRite3D®’s (“TED”) feature supersedes and truncates the “reverse engineering” process of post process inspection described above by providing process engineers the data required to optimize individual machines as well as machines in series in days or weeks and before serial production is launched rather than months after production and rejection rates have accrued in costly quantities. PrintRite3D®’s (“TEP”) feature provides machine operators and engineers with in-process real-time identification of signatures of quality anomalies as they begin to develop and permits terminating or curing a part in process and provides them with alerts that enable the operators to use the anomalies’ signature information to know how to adjust the machine controls to cure the problem, or in rare instances, to terminate the part if its cause is reversable.

The emergence of the 3D Metal Printing Market and Sigma’s place in it

3D printing (3DP) or additive manufacturing (AM) is challenging the manufacturing world with the breadth of its technological abilities from rapid design through cost efficient manufacturing to produce complex and unique metal parts. 3D AM technology total industry sales, including all raw materials used reached $1 billion in 2007, jumped to nearly $7.3 billion in 2017, and were expected by Wohlers to hit $26.5 billion by 2021. Sectors of the industry have tended so far to grow in step functions as new methods, processes, and materials have entered the market. Worldwide revenues attributable to 3D manufacturing for metal products were reported at $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report). By 2017, Wohlers Report stopped estimating annual 3D metal parts revenue, stating that too much of the revenue is proprietary information and unavailable from aerospace and similar high-tech sectors. Powdered metal suppliers to the AM metal industry surveyed by Wohlers for their growth forecasts for 2017 for the raw materials used in metal AM parts manufactured averaged expectations of a 59% increase for 2017. According to Sigma’s experience in costing and pricing the manufacturing of AM metal parts, as confirmed by consultation with other service providers, the total powdered metal sales forecast for 2017 is enough raw material to produce a “retail value” of the metal parts of ~$800 million in 2017. Wohler estimates that the fastest growing sector of the total 3D market into the 2020s is and will be 3D metal printing at a CAGR averaging 30%.

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On another vector, according to Wohlers, an estimated 1,768 metal AM machines were sold in 2017, an increase of 79% over 2016, and the 2,297 AM Metal machines sold in 2018, an CAGR of 30% over 2017. As large established companies including Toshiba, HP, Lenovo, Canon and Ricoh in the course of 2016-2017 announced products or intents of entry in AM manufacturing, Electro Optical Systems (“EOS”), a well-established vendor of AM manufacturing equipment opened a new plant in January 2018 that, according to EOS, doubled its 2017 capacity to 1,000 units per year. SLM Solutions AG also reportedly expanded into a new factory during this period. In the same period, over $1 billion growth capital and consolidation capital was invested in the metal sector. General Electric spent >$1.4 Billion in 2016-2017 acquiring Arcam and Concept Laser thus securing a source of supply for itself as well as a new OEM capital equipment business. In the same period GE also invested >$100 Million in in Desktop Metal. In October 2018 General Electric announced that it had manufactured and shipped its 30,000th 3D manufactured fuel nozzle, while Airbus was targeted to grow to taking delivery of up to ~30 tons of metal parts per month by December 2018. 3D metal printers are seeing rapid adoption, with an installed base of 11,000 globally, with 2,297 sold in 2018 alone at an ASP of $413,000. Extending data and trends reported by Wohlers above, Sigma’s possible addressable market 2021-2027 is approximately $2 billion – or a potential $100m revenue for every 5% of market share. The figures in this paragraph are extrapolations from Wohlers and SmarTech data and forecasts of the total available market for Sigma products; the calculation that 5% of that total available market is $100m is intended as metric to make the scale of market opportunity more understandable, and it is not a forecast. We believe there is potential for our PrintRite3D® software to be incorporated into a significant percentage of 3D metal printing devices made by companies like Additive Industries, ARCAM, Concept Laser, DMG Mori, Electro-Optical Systems (“EOS”), SLM, Trumpf Industries, Farsoon, Renishaw, Sodick, and others.

Third Party Competition and Sigma’s Intellectual Property Safeguards

Sigma is engaged with large companies in several industries including aerospace, defense, oil and gas, bio-medical, and power generation because both we, and they, agree that they need a common quality standard and third party quality assurance tools for 3D metal printing that applies to all laser powderbed-made parts regardless of which machine, design, or metal was employed. To date, we are unaware of any meltpool monitoring products that compete with PrintRite3D that can meet those criteria. Sigma’s thermal data gathering, and analytical tools provide quality information metrics that correlate to measures of internal metal part design, conformity, uniformity, and characteristics such as porosity, unsintered material etc. The primary competition to PrintRite 3D is varying iterations of Optical Tomography (OT). Optical Tomography develops optical data and computer analysis thereof sometimes linked to simulation tools to predict quality. OT technology does not provide universal thermal-data based metrics of metal quality that Sigma’s thermal data provides, and which are fundamental to confirming or rejecting parts based on measurable consistency of material properties.

Sigma began its investigation and research into optical and thermal data collection and measurement for quality assurance and intervention approximately 5 years ago and began to develop its intellectual property protection at that time also. The international IP law firm, Kilpatrick Townsend & Stockton LLP, has advised the Company on building the nets and walls of its patent portfolio, trade secrets, trademarks, etc. and filed and prosecuted patents as the Company has grown its body of intellectual property.

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Sigma Labs, Inc. Patent Portfolio
Jurisdiction	Granted	In Process	Total
US	11	11	22
PCT	-	2	2
EP	-	4	4
Germany	-	4	4
China	-	1	1
Japan	-	1	1
Korea	-	1	1
Total	11	24	35

Based upon the evidence of competitors’ product claims and features reviewed by Sigma to date, it appears to us that Sigma’s solution to the quality problems of 3D metal printing is a significantly different technological approach than that of our principal known competition. It continues to appear to us that the intellectual property protection of PrintRite3D’s acuity, meaningful metrics of thermal data correlated to part quality, and usability of its software accord Sigma freedom to operate with its technology, and may be a significant barrier to entry to competitors switching over to try to pursue the technology path traveled by Sigma. Notwithstanding the foregoing, we do understand that technology development is fraught with cases of new approaches and new technologies emerging and surpassing existing intellectual property protections that looked and were powerful until a form of competition materialized; there is no assurance that such an event will not take place adversely for Sigma.

January 2020 Offering

On January 27, 2020, the Company entered into a Securities Purchase Agreement (the “January SPA”) with certain institutional investors who are also the selling stockholders under this Prospectus. Pursuant to the January SPA, on January 28, 2020 the Company issued and sold (the “January Offering”) 1,640 shares of the Company’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”) under a certificate of designations (the “Certificate of Designations”), warrants to purchase 779,600 shares of the Company’s Common Stock (the “January Warrants”) and warrants to purchase 6,156 shares of the Series D Preferred Stock (the “Preferred Warrants”) for a total gross purchase price of $1,600,000. To the date of this Prospectus, the investors have exercised Preferred Warrants to purchase 2,196 shares of the Series D Preferred Stock in a cumulative gross amount of $2,141,100.

April 2020 Offering

On April 2, 2020, the Company entered into a securities purchase agreement (the “April SPA”) with certain institutional investors, who are the selling stockholders under this Prospectus. Pursuant to the April SPA, on April 6, 2020 the Company issued and sold to the investors (the “April Offering”) (a) 493,027 shares of Company’s Common Stock and Pre-Funded Warrants (the “Pre-Funded Warrants”) to purchase up to 22,438 shares of Company’s Common Stock pursuant to the Company’s existing Registration Statement on Form S-3, and (b) Placement Warrants to purchase an aggregate of 515,465 shares of the Company’s Common Stock pursuant to a private placement.

Placement Warrants

Each Placement Warrant is exercisable on the six month and one day anniversary of the issuance date, expires five years from the date of issuance and has an exercise price of $2.50 per share of our Common Stock. Each holder of the Placement Warrants will be prohibited, subject to certain exceptions, from exercising Placement Warrants to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 4.99% or 9.99% (which percentage is elected at each holder’s discretion prior to the issuance of the Placement Warrant) of the total number of shares of our common stock then issued and outstanding, which percentage may be changed by the holder’s elections to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to the Company subject to the terms of the Placement Warrant. The Placement Warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Placement Warrants under a written agreement before the transaction is completed. The Placement Warrants are also subject to redemption by the Company in cash upon a fundamental transaction at the Black-Scholes value of Placement Warrants.

Corporate Information

We were incorporated as Messidor Limited in Nevada on December 23, 1985 and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name from Framewaves Inc. to Sigma Labs, Inc. We commenced our current business operations in 2010.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our telephone number is (505) 438-2576. Our website address is www.sigmalabsinc.com, although the information on our website is not deemed to be part of this prospectus.

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The Offering

Common Stock offered by the selling stockholders	515,465 shares(1)

Common Stock offered by us	None

Common Stock outstanding	3,926,362 shares(2)

Common Stock to be outstanding after the offering	4,441,827 shares(2)(3)

Nasdaq Capital Market Symbol	SGLB

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered hereby. However, we may receive up to a maximum of approximately $1,288,662.50 of gross proceeds from the exercise of Placement Warrants (based on an exercise price of $2.50 per share) by selling stockholders to the extent they are exercised on a cash basis, which proceeds we expect to use for general corporate purposes and for working capital. No assurances can be given that all or any portion of the Placement Warrants will ever be exercised.

Risk factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 8, below.

(1) Consists of 515,465 shares of common stock issuable upon the exercise of outstanding Placement Warrants.

(2) As of June 30, 2020, and does not include (i) a total of 2,324,622 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $2.28 to $130.00 per share) and warrants including the January Warrants and Placement Warrants (with exercise prices ranging from $0.10 to $40.00), (iii) 2,147,277 shares of common stock issuable upon conversion of the additional preferred shares issuable upon exercise of the Preferred Warrants; (iv) a total of 61,651 shares issuable upon the conversion of all of the shares of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Shares”), based on a conversion price of $10.30, and (v) 22,438 issuable upon the exercise of the Pre-Funded Warrants.

(3) Assumes the exercise of all of the Placement Warrants by the selling stockholders and the sale of shares issued upon such exercise.

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RISK FACTORS

Investing in our common stock involves certain risks. Before you decide whether to purchase any shares of our common stock, in addition to the other information in this prospectus, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus, as such risk factors may be updated from time to time by our future filings with the SEC. If one or more of these risks materializes, our business, financial condition and results of operations may be adversely affected. In that event, the value of our common stock could decline. The risks that are described in this prospectus or in any document that is incorporated by reference into this prospectus are not the only risks that we face. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may include forward-looking statements that reflect our current views with respect to our research and development activities, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and our industry sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth in the “Risk Factors” section of this prospectus, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or to individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any of our securities, you should consider carefully all of the factors set forth or referred to in this prospectus that could cause actual results to differ.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders. The selling stockholders may sell these shares on The NASDAQ Capital Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. However, we will receive proceeds upon the cash exercise of the Placement Warrants. If all of the Placement Warrants are exercised at the initial exercise price of $2.50 per share (as to 515,465 shares), then we will receive gross proceeds of approximately $1,288,662.50 to the extent the Warrants are exercised on a cash basis. Any such proceeds will be used for working capital and general corporate purposes. No assurance can be given, however, that all or any portion of such Warrants will be exercised for cash or otherwise.

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The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares included in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

Selling Stockholders Table

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Placement Warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of our securities issued in the January Offering and April Offering, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and preferred shares, as of June 30, 2020, assuming conversion of the Series D Preferred Stock (collectively, the “Preferred Shares”) and exercise of the January Warrants, Placement Warrants and Pre-Funded Warrants held by each such selling stockholder on that date but taking account of any limitations on conversion in the certificate of designations and limitations on exercise set forth in the Placement Warrants. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on exercise of the Placement Warrants set forth therein. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Placement Warrants, a selling stockholder may not exercise the Placement Warrants, to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Iroquois Master Fund Ltd.(2)	222,863	72,165	150,698
Iroquois Capital Investment Group LLC(3)	265,217	185,567	79,650
Anson Investments Master Fund Ltd(4)	241,985	171,822	70,163
Brio Capital Master Fund Ltd(5)	234,132	85,911	148,221

(1)	Under the terms of the January Warrants and Placement Warrants, the holders do not have the right to exercise the warrants to the extent that, after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of our common stock outstanding immediately after giving effect to such exercise. Under the terms of the Series D Preferred Stock, the holders do not have the right to convert the Series D Convertible Preferred Stock to the extent that after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage. The number of shares of common stock beneficially owned prior to the offering represents the maximum number of shares of common stock beneficially owned after giving effect to the Maximum Percentage.

(2)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming conversion of the Series D Preferred Stock at the June 30, 2020 Alternate Conversion Price of $2.27 and exercise of the January Warrants at the exercise price of $2.50 and the exercise of the Placement Warrants at the exercise price of $2.50 per share, respectively, and assuming the full exercise of the Preferred Warrants and the Pre-funded Warrants, would equal 539,827 shares of common stock as follows: (i) 109,800 shares of common stock issuable upon exercise of the January Warrants (ii) 340,528 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock (representing 340,528 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock issuable upon exercise of the Preferred Warrants), (iii) 72,165 shares of common stock issuable upon exercise of the Placement Warrants, (iv) 6,283 shares of common stock issuable upon exercise of the Pre-Funded Warrants, and (v) 11,051 shares of common stock.

Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As managing members of Iroquois Capital, Kimberly Page and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Ms. Page and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

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(3)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming conversion of the Series D Preferred Stock at the June 30, 2020 Alternate Conversion Price of $2.27 and exercise of the January Warrants at the exercise price of $2.50 and the exercise of the Placement Warrants at the exercise price of $2.50 per share, respectively, and assuming the full exercise of the Preferred Warrants and the Pre-funded Warrants, would equal 1,388,613 shares of common stock as follows: (i) 284,800 shares of common stock issuable upon exercise of the January Warrants (ii) 840,474 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock representing 840,474 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock issuable upon exercise of the Preferred Warrants), (iii) 185,567 shares of common stock issuable upon exercise of the Placement Warrants, (iv) 16,155 shares of common stock issuable upon exercise of the Pre-Funded Warrants (v) 39,617 shares of common stock, and (vi) 22,000 shares of common stock issuable upon exercise of the warrants issued in our February 2017 financing.

Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC

(4)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming conversion of the Series D Preferred Stock at the June 30, 2020 Alternate Conversion Price of $2.27 and exercise of the January Warrants at the exercise price of $2.50 and the exercise of the Placement Warrants at the exercise price of $2.50 per share, respectively, and assuming the full exercise of the Preferred Warrants and the Pre-funded Warrants, would equal 923,039 shares of common stock as follows: (i) 263,200 shares of common stock issuable upon exercise of the January Warrants (ii) 488,017 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock representing 488,017 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock issuable upon exercise of the Preferred Warrants), and (iii) 171,822 shares of common stock issuable upon exercise of the Placement Warrants.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

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(5)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming conversion of the Series D Preferred Stock at the June 30, 2020 Alternate Conversion Price of $2.27 and exercise of the January Warrants at the exercise price of $2.50 and the exercise of the Placement Warrants at the exercise price of $2.50 per share, respectively, and assuming the full exercise of the Preferred Warrants and the Pre-funded Warrants, would equal 685,968 shares of common stock as follows: (i) 121,800 shares of common stock issuable upon exercise of the January Warrants (ii) 478,257 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock representing 478,257 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock issuable upon exercise of the Preferred Warrants), and (iii) 85,911 shares of common stock issuable upon exercise of the Placement Warrants.

Shaye Hirsch, as Director of Brio Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Brio Capital Master Fund Ltd. and may be deemed to be the beneficial owner of these shares. The address for Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, New York 11570.

We are registering the shares under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling stockholders the opportunity, if they so desire, to publicly sell the shares for their own accounts in such amounts and at such times and prices as each may choose. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the below listed shares of common stock owned by them. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares included in this prospectus.

Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

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Relationships with Selling Stockholders

Except for our securities purchased in the January 2020 Offering and the April 2020 Offering, the selling stockholders are investors who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the Placement Warrants to permit the resale of these shares of common stock by the holders thereof, from time to time after the date of this prospectus. We will receive proceeds from the cash exercise of any Placement Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred stock, preferred warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of preferred stock and common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of preferred stock or common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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We will pay all expenses of the registration of the shares of preferred stock and common stock pursuant to the registration rights agreement, estimated to be $26,179.98 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are presently authorized to issue 12,000,000 shares of common stock, $0.001 par value per share, of which 3,926,362 shares were outstanding as of June 30, 2020. We are presently authorized to issue 10,000,000 shares of $0.001 par value preferred stock, of which 1,610,000 shares have been designated “Series A Preferred Stock,” 1,000 shares have been designated “Series B Convertible Preferred Stock,” 1,500 shares have been designated “Series C Convertible Preferred Stock,” 7,796 shares have been designated as “Series D Convertible Stock” and 500 shares have been designated as “Series E Convertible Stock.” As of the date hereof, we had no shares of Series A Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Stock and Series D Convertible Preferred Stock issued and outstanding, and 333.33 shares of Series E Convertible Preferred Stock is issued and outstanding.

Common Stock

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders and do not have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to any preferential dividend rights of outstanding preferred stock. They are also entitled to share on a pro rata basis in any distribution to our common stockholders upon our liquidation, dissolution or winding up, subject to the prior rights of any outstanding preferred stock. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by us, and they do not have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

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In connection with our underwritten public offering of equity securities on February 21, 2017, we created a series of Preferred Stock called “Series A Preferred Stock.” None of such shares were issued in such offering. In our April 6, 2018 private placement, we issued 1,000 shares of Series B Preferred Stock (“Series B Preferred”), which were convertible into 100,000 shares of common stock. All shares of our Series B Preferred have been converted and 50,000 shares of common stock issued upon conversion of such shares are currently beneficially owned by an affiliate of a selling stockholder. In our June 26, 2018 public offering of equity securities, we issued 350 shares of Series C Preferred Stock which were initially convertible into 35,000 shares of common stock. Accordingly, as of the date of this prospectus, all shares of such preferred stock have been fully converted. In connection with the private placements occurring on January 27, 2020, we created two new series of Preferred Stock: the Series D Preferred Stock and the Series E Preferred Stock. As of the date hereof, no shares of Series D Preferred Stock and 333.33 shares of Series E Preferred Stock are issued and outstanding.

Under the Certificate of Designations for the Series D Preferred Stock, the Series D Preferred Stock has an initial stated value of $1,000 per share (the “Stated Value”). Dividends accrue at a dividend rate of 9% per annum (subject to increase upon the occurrence (and during the continuance) of certain triggering events described therein) will accrue and, on a monthly basis, shall be payable in kind by the increase of the Stated Value of the Series D Preferred Shares by said amount. The holders of the Series D Preferred Shares will have the right at any time to convert all or a portion of the Series D Preferred Shares (including, without limitation, accrued and unpaid dividends and make-whole dividends through the third anniversary of the closing date) into shares of the Company’s Common Stock at the conversion price then in effect, which is $2.50 (subject to adjustment for stock splits, dividends, recapitalizations and similar events and full ratchet price protection). In addition, a holder may at any time, alternatively, convert all, or any part, of its Series D Preferred Shares at an alternative conversion price, which equals the lower of the applicable conversion price then in effect, and the greater of (x) $1.80 and (y) 85% of the average volume weighted average price (“VWAP”) of the Common Stock for a five (5) trading day period prior to such conversion. Upon the occurrence of certain triggering events, described in the Certificate of Designations, including, but not limited to payment defaults, breaches of transaction documents, failure to maintain listing on the Nasdaq Capital Market, and other defaults set forth therein, the Series D Preferred Shares would become subject to redemption, at the option of a holder, at a 125% premium to the underlying value of the Series D Preferred Shares being redeemed.

Under the Certificate of Designations for the Series E Preferred Stock, the Series E Preferred Shares have an initial stated value of $1,500 per share (the “Stated Value”). Dividends at the initial rate of 9% per annum will accrue and, on a monthly basis, shall be payable in kind by the increase of the Stated Value of the Series E Preferred Stock by said amount. The holders of the Series E Preferred Shares have the right at any time to convert all or a portion of the Preferred Shares (including, without limitation, accrued and unpaid dividends and make-whole dividends through the third anniversary of the closing date) into shares of the Company’s Common Stock at an initial conversion rate determined by dividing the Conversion Amount by the Conversion Price ($1.30 above the consolidated closing bid price for the trading day prior to the execution of the Securities Purchase Agreement, dated January 27, 2020, between and the purchasers referenced therein). The Conversion Amount is the sum of the Stated Value of the Series E Preferred Shares then being converted plus any other unpaid amounts payable with respect to the Series E Preferred Shares being converted plus the “Make Whole Amount” (the amount of any dividends that, but for the conversion, would have accrued at the dividend rate for the period through the third anniversary of the initial issuance date). The Conversion Rate is also subject to adjustment for stock splits, dividends recapitalizations and similar events.

Transfer Agent

The transfer agent and registrar of our common stock is Issuer Direct Corporation. The address of our transfer agent and registrar is 1981 Murray Holladay Road, Suite 100 Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

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Anti-Takeover Effects of Certain Provisions of Our Charter Documents

Our articles of incorporation and bylaws contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

●	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to authorize the issuance of additional shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;
●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

●	the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions could inhibit or prevent possible transactions that some stockholders may consider attractive.

NASDAQ Capital Market

Our Common Stock and the warrants issued in our February 2017 financing are currently traded on the NASDAQ Capital Market under the symbols “SGLB” and “SGLBW” respectively.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

NRS sections 78.378 to 78.3793 provide state regulation over the acquisition of controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. This statute currently does not apply to our company because in order to be applicable, we would need to have a specified number of Nevada residents as shareholders, and we would have to do business in Nevada directly or through an affiliate.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by TroyGould PC, Los Angeles, California. Certain attorneys employed by TroyGould PC beneficially own shares of our common stock constituting in the aggregate less than 1% of our outstanding shares of common stock.

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EXPERTS

The financial statements of Sigma Labs, Inc. as of December 31, 2019 and December 31, 2018, included in the Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Haynie & Company, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. We have incorporated these financial statements by reference in reliance upon the report of Haynie & Company, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection at the website of the SEC referred to above. We maintain a website at http://www.sigmalabsinc.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 24, 2020;

●	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on May 14, 2020;

●	our Current Reports on Form 8-K filed with the SEC on January 13, 2020, January 21, 2020, January 27, 2020, January 30, 2020, February 4, 2020, February 25, 2020, February 28, 2020, March 25, 2020, April 2, 2020, April 3, 2020, April 7, 2020, April 20, 2020, May 4, 2020, May 14, 2020, June 19, 2020, and June 29, 2020; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-38015) filed with the SEC on February 14, 2017, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Sigma Labs, Inc., 3900 Paseo del Sol, Santa Fe, New Mexico 87507; Telephone (505) 438-2576. Copies of the above reports may also be accessed from our website at http://www.sigmalabsinc.com. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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Sigma Labs, Inc.

Prospectus

515,465 Shares of Common Stock Offered by the Selling Stockholders

                    , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fee, which is actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock described in this registration statement.

SEC registration fee	$180.64
Accounting fee and expenses	5,000.00
Legal fees and expenses	15,000.00
Printing and related expenses	2,000.00
Transfer agent and registrar fees	1,000.00
Miscellaneous expenses	3,000.00
Total	$26,180.64

Item 15. Indemnification of Directors and Officers.

Pursuant to our amended and restated articles of incorporation, none of our directors or officers will have any personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of the applicable statutes of Nevada.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, which sets forth standards for the conduct of directors and officers, or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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Our amended and restated bylaws require us to indemnify our directors and officers in a manner that is consistent with the provisions of Nevada law described in the preceding two paragraphs.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Furthermore, we have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company, as amended (previously filed by the Company as Exhibit 3.1 to the Company’s Form 10-K, filed on April 1, 2019, and incorporated herein by reference).
3.2	Certificate of Correction to Amended and Restated Articles of Incorporation, as filed with the Nevada Secretary of State on May 25, 2011 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed June 1, 2011, and incorporated herein by reference).
3.3	Articles of Merger (filed as Exhibit 3.3 to the Company’s Form 10-K, filed on March 16, 2016, for the fiscal year ended December 31, 2015, and incorporated herein by reference).
3.4	Certificate of Change Pursuant to NRS 78.209 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 21, 2016, and incorporated herein by reference).
3.5	Certificate of Change Pursuant to NRS 78.209 (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed February 21, 2017, and incorporated herein by reference).
3.6	Certificate of Change Pursuant to NRS 78.209. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 28, 2020, and incorporated herein by reference).
3.7	Certificate of Designation of Rights, Preference and Privileges of Series A Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 21, 2017, and incorporated herein by reference).
3.8	Certificate of Designation of Rights, Preference and Privileges of Series B Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 6, 2018, and incorporated herein by reference).
3.9	Certificate of Designation of Rights, Preference and Privileges of Series C Convertible Preferred Stock of Sigma Labs, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 26, 2018, and incorporated herein by reference).
3.10	Certificate of Designations (Series D Convertible Preferred Stock) (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 30, 2020 and incorporated herein by reference).
3.11	Certificate of Designations (Series E Convertible Preferred Stock) (filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed January 30, 2020 and incorporated herein by reference).
3.12

Certificate of Amendment to Amended and Restated Articles of Incorporation, as amended, of Sigma Labs, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 19, 2020 and incorporated herein by reference).

3.13	Amended and Restated Bylaws of the Company, as amended (filed as Exhibit 3.1 to the Company’s Form 10-Q filed November 14, 2017, for the period ended September 30, 2017, and incorporated herein by reference).
3.14	Amendment Number Two to Amended and Restated Bylaws of Sigma Labs, Inc (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 25, 2020 and incorporated herein by reference).
4.1	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 6, 2018, and incorporated herein by reference).
4.2	Form of Placement Agent Warrants (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed April 6, 2018, and incorporated herein by reference).
4.3	Form of Common Stock Purchase Warrant.(filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 26, 2018, and incorporated herein by reference).
4.4	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 14, 2019, and incorporated herein by reference).
4.5	Form of Unit Purchase Option (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed March 14, 2019, and incorporated herein by reference).
4.6	Form of Common Stock Purchase Warrant.(filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 8, 2019, and incorporated herein by reference).
4.7	Form of Placement Agent Warrant (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed May 8, 2019, and incorporated herein by reference).
4.8	Form of Institutional Common Warrant (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed January 30, 2020, and incorporated herein by reference).

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4.9	Form of Preferred Warrant (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed January 30, 2020, and incorporated herein by reference).
4.10	Form of Class A Warrant(filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed January 30, 2020, and incorporated herein by reference).
4.11	Form of Pre-Funded Warrant (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 3, 2020, and incorporated herein by reference).
4.12	Form of Common Stock Purchase Warrants (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 3, 2020, and incorporated herein by reference).
5.1	Opinion of TroyGould PC (filed herewith).
10.1	Securities Purchase Agreement, dated as of April 2, 2020, between the Company and Purchasers (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 3, 2020, and incorporated herein by reference).
23.1	Consent of Haynie & Company (filed herewith)
23.2	Consent of TroyGould PC (included in Exhibit 5.1).
24.1	Powers of Attorney (included on page II-5).

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, New Mexico, on this 9th day of July 2020.

Sigma Labs, Inc.

/s/ Mark K. Ruport
Mark K. Ruport
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Mark K. Ruport as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same and all prospectus supplements, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: July 9, 2020	/s/ Mark K. Ruport
Mark K. Ruport
President and Chief Executive Officer (Principal Executive Officer)

Dated: July 9, 2020	/s/ Frank Orzechowski
Frank Orzechowski
Chief Financial Officer, Treasurer and Secretary (Principal Accounting Officer and Principal Financial Officer)

Dated: July 9, 2020	/s/ Salvatore Battinelli
Salvatore Battinelli, Director

Dated: July 9, 2020	/s/ Dennis Duitch
Dennis Duitch, Director

Dated: July 9, 2020	/s/ Kent Summers
Kent Summers, Director

Dated: July 9, 2020	/s/ John Rice
John Rice, Director, Chairman

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